EXHIBIT 10.2

US AIRWAYS UNFUNDED

EXECUTIVE DEFINED CONTRIBUTION PLAN

This Plan is established as of the 16th day of October, 2003, by US AIRWAYS, INC., a Delaware corporation, as an unfunded nonqualified deferred compensation plan that benefits a select group of management or highly compensated employees.

WHEREAS, it is in the best interests of the Company to employ and retain competent and loyal management personnel; and

WHEREAS, certain executives of the Company have previously participated in and been provided supplemental executive retirement arrangements with the Company, as evidenced by the Prior SERPs; and

WHEREAS, the Company desires to reward its executives for their services, to encourage the continued employment of the executives with the Company and to promote the executives’ devotion to duties on behalf of the Company by providing a supplemental executive retirement benefit; and

WHEREAS, as part of the recent First Amended Joint Plan of Reorganization of US Airways Group, Inc. and its Affiliated Debtors and Debtors-in-Possession, dated January 17, 2003 (the “Reorg Plan”), the Company has agreed to continue to provide the supplemental executive retirement arrangements outlined in the Prior SERPs, modified as outlined in the Reorg Plan; and

WHEREAS, in order to effectuate the modifications outlined in the Reorg Plan, the Company and the executives have agreed to amend and restate the Prior SERPs, a portion of which shall be provided under this Plan, and therefore, this document (together with the US Airways Funded Executive Defined Contribution Plan and the relevant Participation Agreements) shall be considered an amendment and restatement of the Prior SERPs;

WHEREAS, as part of this amendment and restatement, and as provided under the Reorg Plan, the supplemental executive retirement arrangements shall be converted from their prior defined benefit format into a defined contribution format; and

WHEREAS, the Company wishes to use this amended and restated Unfunded Executive Defined Contribution Plan to provide supplemental retirement benefits to certain executives listed on Exhibit A who do not currently have Prior SERPs;

NOW, THEREFORE, the Company hereby enters into this Unfunded Executive Defined Contribution Plan, as follows:

ARTICLE I

DEFINITIONS AND USAGE

Definitions. Wherever used in this Plan, the following words and phrases shall have the meanings set forth below, unless the context plainly requires a different meaning:

1.1 “Account” shall mean the amount of money or other property evidenced by the last balance posted in accordance with the terms of this Plan to the bookkeeping account record established for a Participant under this Plan.

1.2 “Administrator” shall mean the Company, acting through the Human Resources Committee, or other person or persons designated by the Human Resources Committee.

1.3 “Allocation” shall mean any amounts credited by the Company to a Participant’s Account pursuant to this Plan, as determined pursuant to Section 4.1(a) and (b).

1.4 “Board” shall mean the Board of Directors of the Company.

1.5 “Change in Control” shall mean, with respect to a Participant, the definition of Change in Control specified in any Severance Agreement or Employment Agreement or other employment contract that exists between such Participant and the Company, or if no such contract with a definition of “Change in Control” exists:

(a) The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding shares of common stock of the Company’s parent, US Airways Group, Inc. (“Group”) (the “Outstanding Group Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of Group entitled to vote generally in the election of directors (the “Outstanding Group Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (v) any acquisition directly from Group, (w) any acquisition by Group or any of its subsidiaries, (x) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Group or any of its subsidiaries, (y) any acquisition by any corporation with respect to which, following such acquisition, more than 85% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were beneficial owners, respectively, of the Outstanding Group Common Stock and the Outstanding Group Voting Securities in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Outstanding Group Common Stock and the Outstanding Group Voting Securities, as the case may be or (z) any acquisition by an individual, entity or group that, pursuant to Rule 13d-1 promulgated under the Exchange Act, is permitted to, and actually does, report its beneficial ownership of Outstanding Group Common Stock and Outstanding Group

Voting Securities on Schedule 13G (or any successor Schedule); provided further, that if any such individual, entity or group subsequently becomes required to or does report its ownership of Outstanding Group Common Stock and Outstanding Group Voting Securities on Schedule 13D (or any successor Schedule) then, for purposes of this Section 1.4(a), such individual, entity or group shall be deemed to have first acquired, on the first date on which such individual, entity or group becomes required to or does so file, beneficial ownership of all of the Outstanding Group Common Stock and Outstanding Group Voting Securities beneficially owned by it on such date; or

(b) Individuals who, as of the date hereof, constitute the Group’s Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Group Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Group’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or contests; or

(c) There is consummated a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Group Common Stock and Outstanding Group Voting Securities immediately prior to such reorganization, merger or consolidation, beneficially own, directly or indirectly, less than 85% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation (or any parent thereof) in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Group Common Stock and the Outstanding Group Voting Securities, as the case may be; or

(d) Approval by the shareholders of Group of a complete liquidation or dissolution of Group or the consummation of the sale or other disposition of all or substantially all of the assets of Group, other than to a corporation with respect to which, following such sale or other disposition, more than 85% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Group Common Stock and the Outstanding Group Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Group Common Stock and Outstanding Group Voting Securities, as the case may be.

Notwithstanding the foregoing, no “Change of Control” or “Change in Control” shall be deemed to have occurred in connection with transactions under the Retirement Systems of Alabama investment agreement dated September 26, 2002, as amended, or in connection with the Company’s emergence from bankruptcy.

1.6 “Change in Control Allocation” shall mean an amount equal to the Scheduled Allocations that the Company would have had to make for the number of years (including partial years) set forth in the next sentence, which immediately follow the termination of a Participant on or following the occurrence of a Change in Control. The number of years referred to in the previous sentence shall be equal to the number of years for which the Company is required to continue to provide benefits to such Participant following the termination of such Participant after a Change in Control for reasons other than Cause, Disability or death or for Good Reason (each such term being used as defined in the relevant Severance Agreement, Employment Agreement, or other employment contract) pursuant to the Severance Agreement, Employment Agreement or other employment contract that exists between such Participant and the Company, as amended or modified from time to time.

1.7 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Any reference to a particular Code section shall include any provision which modifies, replaces or supersedes it.

1.8 “Company” shall mean US Airways, Inc., a Delaware corporation, and shall include any successor to its business and/or assets which assumes and agrees to perform this Plan by operation of law or otherwise.

1.9 “Determination Date” shall mean December 31, 2002, and each subsequent December 31. Notwithstanding the foregoing, with respect to a newly hired Participant who is hired in a month other than December, the first Determination Date shall be the first day of the month immediately succeeding the date of hire of such Participant, and the subsequent Determination Dates will occur on each subsequent December 31.

1.10 “Earnings” with respect to a Participant for any calendar year, shall mean, with respect to the time period beginning on January 1, 2003, the amount of Earnings projected by the actuary for each year, including (i) the Participant’s annual rate of base salary for such year (reduced by the amount of any base salary reduction imposed in connection with the Company’s emergence from bankruptcy proceedings, but including any amount of base salary that would have been paid to the Participant but for the 5% salary deferral program implemented by the Company in connection with similar deferrals implemented with respect to Company pilots under the War Contingency provision of LOA 84), and (ii) the Participant’s target bonus under the Company’s Incentive Compensation Plan (or any successor plan) with respect to such year.

1.11 “Effective Date” shall mean October 16, 2003.

1.12 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Any reference to a particular ERISA section shall include any provision which modifies, replaces, or supersedes it.

1.13 “Final Average Earnings” shall mean the sum of the Participant’s highest total Earnings during any 36 consecutive months occurring during the 120 months immediately prior to the Participant’s Normal Retirement Date, divided by three (3).

1.14 “Human Resources Committee” shall mean the Human Resources Committee of the Board.

1.15 “Normal Retirement Age” shall mean age sixty-two (62).

1.16 “Normal Retirement Date” shall mean the first day of the month immediately following or coincident with the date on which the Participant attains Normal Retirement Age.

1.17 “Participant” shall mean any person who has an Account under the Plan.

1.18 “Participation Agreement” shall mean a written agreement, executed and dated by the Company and a Participant, evidencing a Participant’s participation in this Plan, and setting forth the schedule of Allocations and the actuarial assumptions used to determine such Participant’s benefits hereunder.

1.19 “Plan” shall mean this US Airways Unfunded Executive Defined Contribution Plan, as set forth herein and as amended from time to time.

1.20 “Prior SERPs” shall mean all individual supplemental executive retirement agreements entered into by the Company and the Participants before the Effective Date.

1.21 “Retirement Benefit” shall mean the lump sum benefit payable under this Plan, as determined under Article III.

1.22 “Scheduled Allocation” shall have the meaning given in Section 4.1 hereof.

1.23 “Years of Actual Service” shall mean, as of any Determination Date, the Participant’s total number of years of active employment with the Company during which substantial services were rendered as an employee (including employment before the Effective Date). Years of Actual Service shall be measured from the Participant’s date of hire. Participants will be credited with Years of Service in units of 1/12th of a year.

1.24 “Years of Credited Service” shall mean the total number of years of service which are credited to a Participant for purposes of this Plan at any given date pursuant to the Participation Agreement entered into between the Participant and the Company.

ARTICLE II

PARTICIPATION

Section 2.1 Commencement of Participation. As of the Effective Date, the individuals listed on Exhibit A shall be Participants in the Plan. The Administrator may, at any time and from time to time, designate key management or highly compensated employees to become eligible for the Plan, and shall specify an effective date for each such Participant’s participation. Only individuals who are employees of the Company may participate in the Plan.

Section 2.2 Cessation of Participation. In the event a Participant’s entire Account is forfeited or distributed pursuant to the terms of the Plan, such Participant will no longer be a Participant in the Plan.

ARTICLE III

RETIREMENT BENEFIT

Section 3.1 Amendment and Restatement of Prior SERP Retirement Benefit. As of the Effective Date, as provided in the Reorg Plan, any benefit that had accrued for a Participant under all Prior SERPs shall be amended and restated as the benefit provided by this Plan (and by the US Airways Funded Executive Defined Contribution Plan). Upon the Effective Date of this Plan, no Participant shall have a current or future claim for benefits, payments or other rights or claims under any Prior SERP.

Section 3.2 Amount of Retirement Benefit. Each Participant shall be entitled to receive a lump sum benefit equal to the actual value of his or her Account balance under this Plan (determined as of the end of the calendar month in which the Participant terminates employment).

ARTICLE IV

ALLOCATIONS AND VESTING

Section 4.1 Allocations.

(a) Scheduled Allocations. The Company shall provide a schedule specifying the amount of Allocation (“Scheduled Allocation”) to be made by each Determination Date to the account of each Participant who is employed by the Company on such Determination Date in such Participant’s Participation Agreement.

(b) Change in Control Allocations. Upon the termination of the Participant on or after the occurrence of a Change in Control, for the year in which such termination occurs the Company will make an additional allocation in an amount equal to the Change in Control Allocation, provided however, that the calculation of the Change in Control Allocation will not be subject to any maximum annual limits that may be applicable to the calculation of the Scheduled Allocation for such year.

(c) Disability, etc. If a Participant receives either short-term or long-term disability benefits under any Company plan, then, during the period of payment of such disability benefits, such Participant shall be treated as employed for all purposes of the Plan, including, without limitation, attainment of age and service. The employment of the Participant will be considered terminated hereunder on the earlier of the Normal Retirement Date or the date on which such disability benefits cease (unless normal employment re-commences on such date). In addition, if a Participant is absent from work pursuant to the birth of a child, pregnancy, adoption, or caring of a child for a period following the birth or adoption (or placement for adoption) of such child, for the period beginning on the first date of such absence and ending on the first anniversary of the first date of absence, the Participant shall be treated as employed for all purposes of the Plan, including, without limitation, attainment of age and service.

(d) Timing of Allocations. Allocations shall be made to the Participants’ Accounts in the form of a bookkeeping entry monthly according to determinations to be made on the bases outlined in Section 4.1(a) and (b) above, the Participation Agreement, and the administrative provisions of Article VII.

(e) Interest on Allocations. The Company shall credit the Participant’s Account with an interest on each Allocation at a rate of 8% per annum during the time period beginning on the date of such Allocation and ending on the Participant’s Normal Retirement Date. Such interest shall be credited to the Participant’s Account on an annual basis, with an additional amount being credited on the Participant’s date of termination of employment or the Normal Retirement Date to account for the portion of the interest payable for the year during which such termination of employment or the Normal Retirement Date occurs.

Section 4.2 Vesting. A Participant shall at all times be 100% vested in his or her Account balance under this Plan.

ARTICLE V

PAYMENT OF BENEFITS

Section 5.1 Form of Payment. All benefits payable under this Plan shall be in the form of a lump-sum cash payment.

Section 5.2 Time of Payment of Retirement Benefit. The payment of a Participant’s Retirement Benefit shall only be made after the end of the calendar month in which the Participant terminates employment; provided, however, that if the Participant terminates employment prior to the Participant’s attainment of Normal Retirement Age, such payment will be made consistent with the provisions for payment prior to Normal Retirement Age under the Nonqualified Plan for Pilots of US Airways, Inc. As soon as practicable following the Participant’s termination of employment, the Company shall distribute the Participant’s Account balance to the Participant. Payment will be made from the Company’s general assets.

Section 5.3 Termination by Reason of Death. If a Participant dies prior to receiving payment of his or her Retirement Benefit, payment shall be made to the beneficiary or beneficiaries designated by the Participant by written instruction delivered to the Administrator during the Participant’s lifetime. A Participant may designate one or more primary and contingent beneficiaries to receive his or her Retirement Benefit, and may designate the proportions in which such beneficiaries are to receive such payments. The Participant may change such designations from time to time, and the last written designation filed with the Administrator prior to the Participant’s death shall control. If a Participant fails to specifically designate a beneficiary, or if no designated beneficiary survives the Participant, payment shall be made by the Administrator in the following order of priority:

(a) to the Participant’s surviving spouse; or

(b) in the event there is no surviving spouse, to the Participant’s children (per stirpes), if any; or

(c) to the Participant’s estate.

ARTICLE VI

FUNDING

Section 6.1 Unfunded Status. Notwithstanding anything in the Plan to the contrary, all amounts credited to a Participant’s Account, all property and rights to property (including rights as a beneficiary of a contract providing life insurance protection) purchased with such amounts, and all income attributable to such amounts, property or rights, shall remain (until made available to a Participant) solely the property and rights of the Company (without being restricted to the provision of benefits under the Plan), subject to the claims of the Company’s general creditors.

ARTICLE VII

ADMINISTRATION

Section 7.1 General. Except as otherwise specifically provided in the Plan, the Administrator shall be responsible for administration of the Plan.

Section 7.2 Administrative Rules. The Administrator may adopt such rules of procedure as it deems desirable for the conduct of its affairs, except to the extent that such rules conflict with the provisions of the Plan.

Section 7.3 Duties. The Administrator shall have the following rights, powers and duties:

(a) The decision of the Administrator in matters within its jurisdiction shall be final, binding and conclusive upon the Company and upon any person affected by such decision.

(b) The Administrator shall have the sole discretion and authority to interpret and construe the provisions of the Plan, to determine the appropriate amount and timing of any Retirement Benefit, to correct any defect, supply any omission and reconcile any inconsistency that may appear in the Plan, to decide any question which may arise regarding the rights of the Participants hereunder and to exercise such powers as the Administrator may deem necessary for the administration of the Plan.

(c) The Administrator shall maintain full and complete records of its decisions. Its records shall contain all relevant data pertaining to each Participant and the Participants’ rights and duties under the Plan.

Section 7.4 Fees. No fee or compensation shall be paid to any person for services as the Administrator.

Section 7.5 Indemnification. The Company shall indemnify each member of the Administrator, and each employee who assists the Administrator in connection with his employment duties against any liability or loss sustained by reason of any act or failure to act made in good faith, including, but not limited to, those in reliance on certificates, reports, tables, opinions or other communications from any company or agents chosen by the Administrator in good faith. Such indemnification shall include attorneys’ fees and other costs and expenses reasonably incurred in defense of any action brought by reason of any such act or failure to act.

ARTICLE VIII

CLAIMS PROCEDURE

Section 8.1 General. Any claim for a Retirement Benefit under the Plan shall be filed by the Participant or his or her beneficiary (either of which is referred to in this Article as the “claimant”) in the manner prescribed by the Administrator.

Section 8.2 Denials. If a claim for a Retirement Benefit under the Plan is wholly or partially denied, notice of the decision shall be furnished to the claimant by the Administrator within a reasonable period of time, but not more than 90 days, after receipt of the claim by the Administrator. If special circumstances require an extension of time for processing the claim, the Administrator shall furnish written notice (that states the circumstances requiring an extension and the date by which the Administrator expects to render a benefit determination) of the extension to the claimant prior to the termination of the initial 90-day period, and such extension shall not exceed one additional consecutive 90-day period.

Section 8.3 Notice. Any claimant who is denied a claim for Retirement Benefits shall be furnished written or electronic notice setting forth:

(a) the specific reason or reasons for the denial;

(b) specific reference to the pertinent provision of the Plan upon which the denial is based;

(c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d) an explanation of the claims review procedure under the Plan and the time limits applicable to such procedures, including a statement of a claimant’s right to bring a civil action under Section 502 of ERISA following an adverse benefit determination upon review.

Section 8.4 Appeals Procedure. In order that a claimant may appeal a denial of a claim, the claimant or the claimant’s duly authorized representative may:

(a) request a review by written application to the Administrator, no later than sixty (60) days after receipt by the claimant of written notification of denial of a claim;

(b) review pertinent documents; and

(c) submit issues and comments, documents, records and other information in writing.

The claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits (as determined under applicable regulations), including information generated by but not ultimately relied on by the Plan in considering the claim, and the documents demonstrating the Plan’s process for ensuring proper, consistent decisions to a claimant’s denied benefits.

Section 8.5 Review. The review will take into account all information submitted by the claimant regardless of whether it was submitted with or considered in the original claim determination. A decision on review of a denied claim shall be made by the Administrator not later than sixty (60) days after receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered within a reasonable period of time, but not later than one hundred twenty (120) days after receipt of a request for a review. The decision on review shall be in writing and shall include the specific reason(s) for the decision and the specific references(s) to the pertinent provisions of the Plan on which the decision is based, a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits (as determined under applicable regulations), a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain information about such procedure, and a statement of the claimant’s right to bring an action under Section 502(a) of ERISA.

Section 8.6 Arbitration. Any further dispute or controversy arising under or in connection with this Plan which is not resolved by agreement shall be resolved by binding arbitration pursuant to the Federal Arbitration Act in accordance with the Employment Dispute Resolution Rules then in effect with the American Arbitration Association. The arbitration proceeding shall be conducted in the state of Virginia. This agreement to arbitrate shall be enforceable in either federal or state court.

The enforcement of this agreement to arbitrate and all procedural aspects of this agreement to arbitrate shall be governed by and construed pursuant to the Federal Arbitration Act and shall be decided by the arbitrators. In deciding the substance of any such claims, the arbitrator(s) shall apply the substantive laws of the State of Delaware (excluding Delaware choice-of-law principles that might call for the application of some other state’s law). Judgment upon any award rendered in any such arbitration proceeding may be entered by any federal or state court having jurisdiction.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1 Amendment and Termination. The Company expects the Plan to be continued indefinitely, but it reserves the right to amend or terminate the Plan, or to cease further accruals under the Plan, at any time by action of its Human Resources Committee; provided, that no such amendment, termination or cessation shall reduce the then-existing Account of any Participant.

Section 9.2 No Assignment. No Participant shall have the power to pledge, transfer, assign, anticipate, mortgage or otherwise encumber or dispose of in advance any interest in amounts payable hereunder, nor shall any interest in amounts payable hereunder be subject to seizure for payments of any debts or judgments (except as required by law).

Section 9.3 Successors and Assigns. The provisions of the Plan are binding upon and inure to the benefit of the Company, its successors and assigns, and the Participants, the Participants’ beneficiaries, heirs and legal representatives.

Section 9.4 Governing Law. The Plan shall be subject to and construed in accordance with the laws of the State of Delaware.

Section 9.5 No Guarantee of Employment. Nothing contained in the Plan shall be construed as a contract of employment or deemed to give a Participant the right to be retained in the employ of the Company or any equity or other interest in the assets, business or affairs of the Company.

Section 9.6 Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but the Plan shall be construed and enforced as if such illegal or invalid provision had never been included herein.

Section 9.7 Notification of Addresses. Each Participant and beneficiary shall file with the Administrator, from time to time, in writing, the address of the Participant, and the address of each designated beneficiary, and any change of address. Any communication, statement or notice addressed to the last address filed with the Administrator (or if no such address was filed with the Administrator, then to the last address of the Participant or beneficiary as shown on the Company’s records) shall be binding on the Participant and each beneficiary for all purposes of the Plan and neither the Administrator nor the Company shall be obliged to search for or ascertain the whereabouts of the Participant or beneficiary.

Section 9.8 Other Plans. Payments made to Participants under this Plan shall not be includable as salary or compensation for purposes of determining the amount of employee benefits under any other retirement, pension, profit-sharing or welfare benefit plans of the Company.

Section 9.9 Bonding. The Administrator and all agents and advisors employed by it shall not be required to be bonded, except as may otherwise be required by ERISA.

IN WITNESS WHEREOF, the Company has caused the Plan to be executed by its duly authorized officers on the day and year first above written.

US AIRWAYS, INC.

By:	/s/ Jerrold A. Glass
Title:	Senior Vice President – Employee Relations

EXHIBIT A

PARTICIPANTS AS OF EFFECTIVE DATE

Participants with

Prior SERPs

N. Bruce Ashby

B. Ben Baldanza

Jerrold A. Glass

Neal S. Cohen

Alan W. Crellin

John Prestifilippo

Elizabeth Lanier

Participants who do

not have Prior

SERPs

P. Douglas McKeen

David Davis

Christopher Chiames